EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-172016, 333-184968 and 333-196173) on Form S-8 and the registration statement (No. 333-207595) on Form S-4 of Park Sterling Corporation of our report dated March 27, 2015 relating to the consolidated financial condition as of December 31, 2014 and 2013 of First Capital Bancorp, Inc. and Subsidiary, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014, which are included therein.

/s/ Cherry Bekaert LLP

Richmond, Virginia

January 5, 2016